Exhibit 10.1

DEVELOPMENT AGREEMENT

BY AND BETWEEN

ZAZA ENERGY, LLC

and

Q-Z (IV) INVESTMENT PARTNERS, LLC

DATED SEPTEMBER 18, 2014

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ii

ARTICLE IX	CONFIDENTIALITY	14

9.1	Confidentiality	14
9.2	Publicity	16

ARTICLE X	MISCELLANEOUS	16

10.1	Relationship of the Parties	16
10.2	Notices	16
10.3	Expenses	17
10.4	Waivers; Rights Cumulative	17
10.5	Entire Agreement; Conflicts	17
10.6	Amendment	18
10.7	Governing Law; Disputes	18
10.8	No Third Party Beneficiaries	19
10.9	Successors and Permitted Assigns	19
10.10	Preparation of Agreement	19
10.11	Severability	19
10.12	Counterparts	20
10.13	Excluded Assets	20
10.14	Limitation on Damages	20
10.15	Conspicuous	20
10.16	Time of Essence	20

LIST OF APPENDICES & EXHIBITS

Appendix I	—	Definitions
Exhibit A	—	EOG AMI

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

iii

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is made this 18th day of September, 2014 (the “Closing Date”) by and among ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”) and Q-Z (IV) Investment Partners, LLC, a Delaware limited liability company (“Quantum”).  ZaZa and Quantum shall sometimes be referred to herein together as the “Parties”, and individually as a “Party”.

Recitals

On the Closing Date, ZaZa and Quantum consummated certain transactions contemplated in the Acquisition Agreement (as hereinafter defined), which transactions included the acquisition by Quantum of an undivided interest in the Oil and Gas Assets (as hereinafter defined) described therein; and

The Parties desire to enter into an arrangement for the joint exploration and development of the Subject Assets (as hereinafter defined) in a coordinated manner; and

The Parties now desire to set forth their respective rights and obligations with respect to all such arrangements.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1                           Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in Appendix I.

1.2                           References and Rules of Construction.  All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement.  Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices referred to herein

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

are attached to and by this reference incorporated herein for all purposes.  References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

ARTICLE II
SCOPE; EOG AGREEMENTS

2.1                           Scope.  This Agreement shall govern the respective rights and obligations of the Parties with respect to the funding, exploration and development of the Subject Assets, and the marketing and sale of Hydrocarbons produced therefrom.

2.2                           EOG Agreements.  The Parties acknowledge and agree that the Subject Assets are subject to the terms and conditions of the EOG Agreements, as amended, modified or supplemented by the Assignment Agreement, to the extent applicable to the Subject Assets, and, except as set forth in Section 2.3, to the extent of such applicability, in the event of any conflict between this Agreement and the EOG Agreements (as amended, modified or supplemented by the Assignment Agreement), the EOG Agreements, as so amended, modified or supplemented, shall control to the extent of such conflict.

2.3                           Lease Extensions and Renewals.  Notwithstanding anything to the contrary in the EOG JOA, ZaZa shall pay for Quantum’s pro rata share of all lease extensions and renewals with respect to EOG Leases expiring in calendar year 2014 in which either ZaZa or Quantum elects to participate pursuant to the EOG JOA. Notwithstanding the foregoing, ZaZa shall have no obligation to renew, extend or maintain any EOG Lease that EOG has not elected to renew, extend or maintain.

2.4                           Reports.  ZaZa shall also provide additional monthly reports to Quantum in form and substance agreed to in good faith by Quantum and ZaZa.

2.5                           Marketing.

(a)                                 From and after the Closing Date, Quantum may elect to designate ZaZa as its agent to market its Production, together with ZaZa’s Production as a single stream, in accordance with and subject to the following terms of this Section 2.5.  As marketer of Quantum’s Production, ZaZa shall have exclusive authority to market and sell such Production (including the right to arrange for EOG to market such Production) and to enter into transportation, gathering, treatment and processing agreements with respect to such Production (a “Marketing Transaction”).  Notwithstanding the foregoing, ZaZa shall not enter into a Marketing Transaction that has a noncompetition provision, area of mutual interest restriction, preferential purchase right, dedication of properties, or other similar material term that is binding upon Quantum without the prior written consent of Quantum.  If Quantum exercises its election to designate ZaZa as the marketer of its Production, ZaZa shall use its commercially reasonable efforts to market Quantum’s Production at a price and terms equivalent to those on which it is marketing its own Production.  Any election by Quantum to designate ZaZa as Quantum’s agent to market its Production may be revoked by Quantum by giving 30 days’ prior written notice of such revocation to ZaZa; provided, however, that the effective date of such revocation may be deferred at ZaZa’s election for a period not to exceed the remainder of the term of the Marketing Transaction pursuant to which ZaZa has already committed Quantum’s Production.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Unless Quantum otherwise consents to the same in writing, none of Quantum’s Production may be marketed to ZaZa itself or any Affiliate of ZaZa.  Any purchase, sale or commitment by ZaZa of Quantum’s Production shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one year.

(b)                                 By making an election to designate ZaZa as its agent to market its Production, Quantum warrants that it has the right to dispose of its Production.  Title to Quantum’s Production will remain with Quantum until such time as title to such Production is required to be transferred to the counterparty under the terms of the applicable Marketing Transaction.

(c)                                  ZaZa will make all nominations that are required under the terms of any of its Marketing Transactions.  As requested by ZaZa from time to time, Quantum will reasonably cooperate and coordinate with ZaZa in order to permit ZaZa to perform under the terms of each of its Marketing Transaction with respect to its Production, and Quantum shall indemnify, defend and hold ZaZa harmless from any breach of any Marketing Transaction to the extent arising from Quantum’s failure to so reasonably cooperate and coordinate.

(d)                                 ZaZa shall provide Quantum with customary reports and information as they are produced or compiled with respect to Quantum’s Production that ZaZa is required to market under this Section 2.5.

(e)                                  All net proceeds from Quantum’s Production received by ZaZa shall be held for the account of Quantum and delivered by ZaZa within three Business Days after receipt by ZaZa to an account designated by Quantum.

(f)                                   Except as otherwise set forth in Section 2.5(c) or Section 2.5(g), Quantum shall pay no additional costs or fees in exchange for marketing services provided by ZaZa; provided, however, that Quantum shall bear and be responsible for any reasonable Third Party costs or fees associated with the marketing of Quantum’s Production.

(g)                                  By electing to have ZaZa act as Quantum’s agent to market Quantum’s Production, Quantum agrees to indemnify and hold ZaZa harmless from any Damages (including any fees, costs or expenses incurred in the enforcement of this indemnity provision) that ZaZa may sustain arising from ZaZa’s conduct under this Section 2.5, except for any Damages caused by or arising out of any breach by ZaZa of this Section 2.5.

2.6                           Put Option.

(a)                                 At any time during the Put Period or any Default Period occurring prior to the Put Period, Quantum shall have the one-time right (the “Put Right”) to cause ZaZa to purchase all, but not less than all, of Quantum’s Percentage Interest in (i) the Oil and Gas Assets originally acquired by Quantum from ZaZa pursuant to the Acquisition Agreement and that are still owned by Quantum on the date the Put Notice is delivered (the “Specified Original Assets”) and (ii) any Additional Interests and Options Acreage acquired after the Closing Date that are still owned by Quantum on the date the Put Notice is delivered (the “Additional Assets,” and together with the Specified Original Assets, the “Specified Put Assets”) by delivery of a written notice (the “Put

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Notice”) to ZaZa, which notice shall state that Quantum is exercising the Put Right pursuant to this Section 2.6, for an amount in cash equal to the sum of (x) the Allocated Value (as defined in the Acquisition Agreement) of the Specified Original Assets, (y) the aggregate Extension and Renewal Costs actually paid by Quantum (and not by ZaZa on behalf of Quantum) in connection with the Specified Put Assets from the Closing Date through the closing of the transaction contemplated by the exercise of the Put Right and (z) the aggregate Acquisition Costs paid by Quantum with respect to any Additional Assets (such sum, the “Put Purchase Price”).  Quantum shall be prohibited from Transferring any right, title or interest in and to the Specified Put Assets following the delivery of the Put Notice.

(b)                                 The closing of the Put Right shall occur no later than 20 Business Days after the delivery of the Put Notice.  At the closing of the Put Right, ZaZa and Quantum shall execute such documents as are reasonably necessary to evidence the transfer of the Specified Put Assets to ZaZa in accordance with this Section 2.6, in which Quantum shall make customary fundamental representations and warranties regarding existence and qualification, power, authorization and enforceability and non-contravention and the following representations and warranties with respect to the Specified Put Assets: (a) a special warranty of title to the Specified Put Assets (other than customary permitted encumbrances) by, through and under Quantum but not otherwise, (b) compliance with the EOG JOA and the EOG Development Agreement (but, in the case of the EOG Development Agreement, only with respect to the terms by which Quantum has agreed in writing with EOG to be bound) and any other contracts to which Quantum is a named party and related to the Specified Put Assets, (c) compliance with laws, (d) taxes and (e) absence of litigation, and ZaZa shall transfer to Quantum the Put Purchase Price in immediately available funds to an account designated by Quantum in writing.

2.7                           Reservation of Certain Rights Under the EOG Agreements.  Notwithstanding anything to the contrary contained in this Agreement, until the earlier of (a) the date that the fifteenth well has been spudded, drilled and completed within the EOG AMI from and after the Closing Date and (y) the second anniversary of the Closing Date, ZaZa shall have the option, at ZaZa’s sole cost and expense, with respect to each of the first fifteen wells spudded, drilled and completed within the EOG AMI from and after the Closing Date, to participate with respect to Quantum’s Percentage Interest in the development and completion of each such well by delivering a written notice (a “Special Interest Notice”) to Quantum no later than the 10th day following the receipt by ZaZa of the initial authority for expenditure with respect to the commencement of operations for such well.  In the event ZaZa timely delivers a Special Interest Notice in accordance with this Section 2.7, within 10 days following the delivery of the Special Interest Notice, Quantum shall execute a conveyance substantially in the Form of Conveyance attached to the Acquisition Agreement and such other documents as are reasonably necessary to evidence the transfer of Quantum’s Percentage Interest in such well, together with the leasehold rights in all Leases within the Spacing Unit for each such well, insofar and only insofar as such leasehold rights entitle the owner thereof to Hydrocarbons produced from such well and to conduct and participate in operations with respect to such well and to any pooling rights associated therewith, and all Hydrocarbons produced from such well.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2.8                           Oversight and Management.

(a)                                 ZaZa shall oversee and manage the Subject Assets as a reasonably prudent owner and shall exercise the same degree of care in overseeing and managing the Subject Assets that it exercises in the oversight and management of similar non-operated assets owned by ZaZa in the region in which the Subject Assets are located; provided, however, that in no event shall the services to be provided by ZaZa as described in this Section 2.8(a) limit the rights of Quantum as a working interest owner with respect to the Subject Assets.  More particularly, ZaZa shall provide, in accordance with prudent industry practices, the following services to Quantum with respect to the Subject Assets (collectively,  the “Services”):

(i)                                     maintaining appropriate and adequate insurance policies with respect to the Subject Assets substantially similar to those which ZaZa maintains for its Participating Interest in the Subject Assets, including with respect to Quantum’s Participating Interest in the Subject Assets, for the benefit of Quantum, and shall name Quantum as an additional insured under such policies;

(ii)                                  creating and administering Lease files related to the Subject Assets;

(iii)                               evaluating Lease acquisitions, extensions and renewals;

(iv)                              evaluating cash calls for drilling, completion, workovers and other facilities or operations;

(v)                                 creating and administering records in respect of AFE elections for drilling, completions, workovers and other facilities or operations;

(vi)                              ZaZa will deliver to Quantum all files, reports and information managed by ZaZa on Quantum’s behalf within 30 days after a request for any such files, reports or information is made by Quantum;

(vii)                           allowing Quantum reasonable access upon advance notice to all files and records maintained by ZaZa related to the Subject Assets during business hours at ZaZa’s offices; and

(viii)                        if elected by Quantum, the marketing services described in Section 2.5.

(b)                                 As compensation for the Services, Quantum shall pay ZaZa an annual management fee (the “Management Fee”) equal to the product of [*] times the sum of (i) the Purchase Price, (ii) all amounts paid by Quantum to ZaZa for Additional Interests pursuant to Section 4.2 and Option Acreage pursuant to Section 4.3, and (iii) amounts paid by Quantum for lease extensions and renewals with respect to the first lease extension or renewal per Lease after the date hereof.  The Management Fee shall be calculated and invoiced quarterly in arrears.  Within 15 days of receipt of any invoice from ZaZa, Quantum shall reimburse ZaZa for its pro rata share of any Third Party, out-of-pocket costs and expenses related to the Services incurred by ZaZa.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(c)                                  Quantum may elect to terminate the provision of the Services at any time by providing 30 days’ prior written notice to ZaZa of such election; provided, however, that termination of the Services will not relieve Quantum from any obligation, including payment of the Management Fee, accruing or accrued prior to the date of such termination.

(d)                                 In the event that Quantum transfers any part of its Participating Interest in the Subject Assets to a Third Party, the Management Fee shall be reduced on a proportionate basis based on the percentage by which Quantum’s Participating Interest is reduced as a result of the Transfer, and no further Services shall be provided with respect to the interest so Transferred.  Notwithstanding anything to the contrary in this Agreement, the provision of the Services hereunder is personal to Quantum and may not be assigned or Transferred (directly or indirectly) to any Third Party and ZaZa’s obligation to perform the Services shall terminate concurrently with any direct or indirect assignment or Transfer by Quantum of all or any portion of its Participating Interest in the Subject Assets or this Agreement with respect to the Participating Interest so Transferred.

(e)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT: (i) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ZAZA MAKES NO, AND EXPRESSLY DISCLAIMS ANY, WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS AND (ii) THE SOLE AND EXCLUSIVE REMEDY OF QUANTUM IN THE EVENT OF A BREACH OF THIS SECTION 2.8 BY ZAZA SHALL BE AS SET FORTH IN SECTION 8.1 AND THE RIGHT TO REPERFORMANCE DESCRIBED IN SECTION 2.8(e).

(f)                                   In the event of any breach of this Section 2.8 by ZaZa or its Affiliates, with respect to which ZaZa or its Affiliate can reasonably be expected to reperform in a commercially reasonable manner, ZaZa shall, and shall cause its Affiliates to, in accordance with prudent industry practices, promptly correct in all material respects such error, defect or breach or reperform in all material respects such Services at the request of Quantum.

(g)                                  QUANTUM AGREES TO RELEASE, DISCHARGE, DEFEND, INDEMNIFY AND HOLD HARMLESS ZAZA AND ITS AFFILIATES AND ITS AND THEIR EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ALL DAMAGES ARISING FROM OR ASSOCIATED WITH ZAZA’S ACTS, OMISSIONS AND PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT ARISING FROM ZAZA’S FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BAD FAITH OR A BREACH BY ZAZA OF ITS OBLIGATIONS UNDER SECTION 2.8 OF THIS AGREEMENT.

(h)                                 ZAZA AGREES TO RELEASE, DISCHARGE, DEFEND, INDEMNIFY AND HOLD HARMLESS QUANTUM AND ITS AFFILIATES AND ITS AND THEIR EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ALL DAMAGES ARISING FROM OR ASSOCIATED WITH ZAZA’S ACTS, OMISSIONS AND PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT SOLELY TO THE EXTENT ARISING FROM ZAZA’S FRAUD, GROSS NEGLIGENCE, WILLFUL

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

MISCONDUCT OR BAD FAITH OR A BREACH BY ZAZA OF ITS OBLIGATIONS UNDER SECTION 2.8 OF THIS AGREEMENT.

(i)                                     The provisions of Sections 2.8(d) through 2.8(g) shall survive termination of this Agreement.

2.9                           Development Meetings.  ZaZa and Quantum shall meet, at least once per calendar quarter, to discuss the latest developments and future plans relating to the Subject Assets and the EOG AMI, including detailed technical results and analysis, development plans and authorities for expenditure and any other matter reasonably pertinent to the Subject Assets and the EOG AMI.

2.10                    Treatment of Overrides.  Quantum shall bear its proportionate share of any overriding royalty interests or other royalty interests burdening Quantum’s Participating Interest that were granted by ZaZa prior to the Closing Date.  ZaZa shall bear 100% of any burdens associated with any overriding royalty interests or other royalty interests granted by ZaZa out of its Participating Interest from and after the Closing Date.

ARTICLE III
TRANSFER RESTRICTIONS

3.1                           Restrictions on Transfer.

(a)                                 Transfer Restrictions.  Except as expressly provided in this Agreement, no Party shall be permitted to Transfer all or any undivided portion of its Participating Interest in the Subject Assets to any Person unless (i) such Transfer is in accordance with this Article III and (ii) the transferee, as of the date of such transfer has the financial ability to perform the future obligations of the transferring Party hereunder and under the Associated Agreements; provided, however, that in no event shall ZaZa have the right to Transfer its obligations contained in the ZaZa Specific Provisions without the prior written consent of Quantum (not to be unreasonably withheld, conditioned or delayed) and in no event shall Quantum have the right to Transfer its rights contained in Section 2.6 to a Third Party, without the prior written consent of ZaZa (not to be unreasonably withheld, conditioned or delayed).

(b)                                 Liability of Transferor/Transferee. No such Transfer of any Participating Interest in the Subject Assets as permitted under Section 3.1(a) shall relieve the transferring Person of any of its or its Affiliates’ obligations under this Agreement or any Associated Agreement except to the extent of obligations incurred from and after such Transfer under this Agreement and all Associated Agreements to the extent related to the interests transferred to such Person, which obligations such transferring Person shall be released from to the extent assumed by such transferee.

(c)                                  Transfers in Violation of this Article IV.  Any Transfer or attempted Transfer in violation of this Article III shall be, and is hereby declared, null and void ab initio.

3.2                           Documentation for Transfers.  Any Transfer by any Party that is otherwise permitted pursuant to Section 3.1 shall not be effective unless and until the other Parties have

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

received a document executed by both the transferring Party (or its legal representative) and the permitted transferee (or its legal representative) that includes: (a) the notice address of the permitted transferee; (b) such permitted transferee’s express agreement in writing to (i) be bound by all of the terms and conditions of this Agreement and any applicable Associated Agreement and (ii) assume an undivided interest (in an amount equal to the Participating Interest being Transferred to the permitted transferee) of all of the liabilities and obligations of the transferring Party under this Agreement and any applicable Associated Agreements (which may be limited to the liabilities and obligations arising from and after the effective time of the assignment); (c) a description of the Participating Interests in the Subject Assets being Transferred by the transferring Party to the permitted transferee immediately following the Transfer; and (d) representations and warranties to the other Parties from both the transferring Party and the permitted transferee that the Transfer was made in accordance with applicable Law (including state and federal securities Law) and the terms and conditions of this Agreement and any applicable Associated Agreements.  Each permitted Transfer shall be effective against the other Parties as of the first Business Day of the calendar month immediately following the other Parties’ receipt of the document required by this Section 3.2.

3.3                           Right of First Offer.

(a)                                 Subject to Section 3.1, if any Party or its Affiliates desires to Transfer to a Third Party all or any portion of such person’s Participating Interest in the Subject Assets or more than thirty percent (30%) of the net revenue interest ZaZa owns in the Subject Assets as of the Closing Date through the granting (individually or together with all other grants) of any overriding royalty interest, production payment or net profits interest (the “Transferring Person”), the Transferring Person shall give to Quantum (if a ZaZa Person is the Transferring Person) or ZaZa (if Quantum or one of its Affiliates is the Transferring Person) (such non-Transferring Party, the “Non-Transferring Party”) written notice (“ROFO Notice”) stating such Transferring Person’s desire to effect such Transfer, the Participating Interest to be Transferred (or, if applicable, the overriding royalty interest, production payment or net profits interest to be granted) (the “Offered Interest”) and the material terms and conditions on which such Transferring Person proposes to Transfer or grant the Offered Interest; provided, however, that if the consideration set forth in such ROFO Notice contemplates any non-cash consideration, the Non-Transferring Party shall be entitled to pay in lieu of such non-cash consideration, cash in an amount equal to the fair market value of such non-cash consideration (as determined by the Parties in good faith) unless the Transferring Person and the Non-Transferring Party agree to some other form of consideration.  The Non-Transferring Party shall have the right but not the obligation to elect to acquire such Offered Interest on the terms and conditions set forth in the ROFO Notice.  The ROFO Notice shall constitute a binding offer (the “ROFO Offer”) by the Transferring Person to Transfer or grant to the Non-Transferring Party the Offered Interest at the price and upon the terms specified in the ROFO Notice, and such offer shall be irrevocable for 30 days following receipt by the Non-Transferring Party.  The Non-Transferring Party may accept such ROFO Offer and acquire all but not less than all of the Offered Interest by giving written notice of the same to the Transferring Person within such 30-day period.  The failure by the Non-Transferring Party to so notify the Transferring Person within such 30-day period shall be deemed a waiver of the right of first offer described hereunder and a rejection of the ROFO Offer.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)                                 If the Non-Transferring Party accepts the ROFO Offer, then the Transferring Person and the Non-Transferring Party shall cooperate together to consummate the Transfer or grant of the Offered Interest to the Non-Transferring Party within 30 days following the acceptance of the ROFO Offer.

(c)                                  If the Non-Transferring Party (i) does not accept the ROFO Offer or (ii) fails to consummate the purchase of the Offered Interest within the 30-day period and such failure is not the result of any material delay or fault by the Transferring Person to consummate such purchase, then the Transferring Person may Transfer or grant all but not less than all of the Offered Interest at any time within 180 days following the end of the 30-day period that the Non-Transferring Party had to accept the ROFO Offer (subject to extension to the extent necessary to pursue any required regulatory or equity holder approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act).  Any such Transfer or grant shall be at a price not less than the price set forth in the ROFO Notice and on such other terms and conditions not more favorable in any material respect to the acquiring party than those specified in the ROFO Notice; provided, however, that if clause (ii) above is applicable, the Transferring Person may Transfer or grant the Offered Interest on such terms and conditions as such Transferring Person determines, which may be more favorable to the transferee than those specified in the ROFO Notice.  If the Transferring Person does not affect such Transfer or grant within such 180-day period, the Transfer or grant of the Offered Interest shall again become subject to the right of first offer set forth in this Section 3.3.  For the avoidance of doubt, the inclusion of customary representations and warranties, indemnification and escrow provisions in any transaction documentation for a Transfer to a Third Party will not be deemed to constitute terms and conditions more favorable to such Third Party.

(d)                                 Notwithstanding anything to the contrary in this Section 3.3, no Party may exercise its right to purchase any portion of the Offered Interest if such Party is then a Defaulting Party.

3.4                               Tag-Along Rights.

(a)                                 If any ZaZa Person proposes to Transfer all or a majority of such ZaZa Person’s Participating Interest in the Subject Assets to a Third Party (the “Tag-Along Transferee”), Quantum shall be entitled to participate in such proposed Transfer (a “Tag-Along Sale”) in accordance with this Section 3.4.

(b)                                 At least 15 days prior to the date on which the ZaZa Person expects to enter into a final agreement for the Tag-Along Sale, such ZaZa Person shall deliver a notice (“Tag-Along Notice”) to Quantum, which shall set forth all relevant information with respect to the proposed Tag-Along Sale, including the identity of the buyer, the proposed purchase price and the expected execution date of the sale agreement for the Tag-Along Sale.  Quantum shall have the right (an “Inclusion Right”), exercisable by delivery of written notice to such ZaZa Person at any time within 10 days after receipt of the Inclusion Notice, to request to sell a portion of Quantum’s Participating Interest (up to the aggregate Participating Interest held by Quantum) equal to the product of (A) a fraction, the numerator of which is the Participating Interest proposed to be included in the Tag-Along Sale by such ZaZa Person and the denominator of

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

which is the entire Participating Interest of such ZaZa Person and (B) the Participating Interest of Quantum.

(c)                                  If Quantum exercises its Inclusion Right, then the consummation of the Tag-Along Sale shall occur at the time (subject to extension to the extent necessary to pursue any required regulatory or equity holder approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) and place provided for the closing in the definitive documentation for the Tag-Along Sale, or at such other time and place as Quantum, such ZaZa Person and the Tag-Along Transferee shall agree and shall occur in accordance with the terms and conditions of the definitive documentation for the Tag-Along Sale; provided, however, that each sale of Participating Interests pursuant to this Section 3.4(c) shall be upon terms and conditions not more favorable, individually and in the aggregate, to the purchaser than those in the Tag-Along Notice.  Quantum shall execute such documents as are executed by the ZaZa person with respect to the Tag-Along Sale; provided, however, that any representations and warranties relating specifically to either of such ZaZa Person or Quantum shall only be made by such person and any indemnification provided by either of ZaZa Person or Quantum shall be made on a several, not joint, basis and shall be capped at the proportion of the consideration received by such person.

ARTICLE IV
AREA OF MUTUAL INTEREST

4.1                               Creation of Area of Mutual Interest.  The Parties agree that from and after the Closing Date the Option Area shall be an area of mutual interest.  For the avoidance of doubt, the area of mutual interest covering the Option Area shall include all depths within the Option Area.  The Parties acknowledge and agree that the provisions of this Article IV are subject and subordinate, in all respects, to the terms and conditions of Article 2 of the EOG Development Agreement, as amended, modified or supplemented by the Assignment Agreement.

4.2                               Acquisition of Additional Interests in the EOG AMI.

(a)                                 If, after the date hereof, Quantum or its Affiliates or a ZaZa Person (the “Acquiring Person”), directly or indirectly (including by merger, acquisition of equity or otherwise), acquires any additional acreage (by lease or otherwise) within the EOG AMI pursuant to the terms of the EOG Development Agreement (any such additional interests, “Additional Interests”), such Acquiring Person will promptly provide written notice to ZaZa (if Quantum is the Acquiring Person) or Quantum (if a ZaZa Person is the Acquiring Person) (the “Non-Acquiring Party”) of such acquisition, including the material terms and conditions of such acquisition (the “AI Acquisition Notice”).  If ZaZa is the Non-Acquiring Party, ZaZa will have the option to acquire its AMI Share of such Additional Interests on the same terms and conditions on which Quantum or its Affiliate, as applicable, acquired the Additional Interests by providing written notice of such election to Quantum or its Affiliate, as applicable, within 15 days after such AI Acquisition Notice is delivered to the ZaZa.  If Quantum is the Non-Acquiring Party, Quantum will have the option to acquire its Participating Interest share of such Additional Interests on the same terms and conditions on which the ZaZa Person acquired the Additional Interests by providing written notice of such election to the ZaZa Person within 15 days after such AI Acquisition Notice is delivered to Quantum.  If the Non-Acquiring Party fails

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

to exercise its option within such 15-day period, the Non-Acquiring Party shall be deemed to have made an election not to participate.  If the Non-Acquiring Party elects to participate and the Acquiring Person has already acquired the Additional Interests, then within 15 days after notice of such election is delivered to the Acquiring Party, the Non-Acquiring Person shall purchase its individual AMI Share or Participating Interest share, as applicable, of such Additional Interests from the Acquiring Person.  If the Non-Acquiring Party elects to participate and the Acquiring Person has not already acquired the Additional Interests, then at the closing of such purchase, (i) the Non-Acquiring Party shall pay in cash to the Acquiring Party its proportionate share (based on the relative interest acquired) of the Acquisition Costs that the Acquiring Person incurred for such Additional Interests and shall assume its proportionate share (based on the relative interest acquired) of any obligations associated with the acquisition of the Additional Interests and (ii) the Acquiring Person shall deliver to the Non-Acquiring Party, and the Non-Acquiring Party shall accept, its AMI Share or Participating Interest share, as applicable, of the Additional Interests on the same terms and conditions as the Acquiring Person acquired the Additional Interests.  The costs of recording the assignment of the Non-Acquiring Party’s interest in any Additional Interests in the real property records of the appropriate county or township as applicable shall be paid by the Non-Acquiring Party.

(b)                                 If the Non-Acquiring Party elects not to participate in accordance with Section 4.2(a), the Acquiring Person will retain 100% of the Additional Interests (subject to EOG’s participation), which will not be considered “Subject Assets” hereunder and will not be governed by the terms of this Agreement.

4.3                               Acquisition of Option Acreage.

(a)                                 If, after the date hereof, any ZaZa Person, directly or indirectly, acquires or seeks to acquire any additional acreage (by lease or otherwise) outside of the EOG AMI but within the Option Area (other than any Additional Interests), then such ZaZa Person (i) will in the case of any acquisition that has already taken place and (ii) may in the case of any proposed acquisition promptly provide written notice (the “OA Acquisition Notice”) to Quantum of such acquisition or proposed acquisition, as applicable, including the material terms and conditions of such acquisition and a description of the interest in Leases that is being or has been acquired (the “Option Acreage”).  With respect to any indirect acquisition of Option Acreage, the “actual acquisition costs” for the Option Acreage, which will be included in the Acquisition Costs to be paid by Quantum, will be the value reasonably allocated to such Option Acreage by the ZaZa Person in such acquisition or, if no such allocation was made, the fair market value of the Option Acreage as determined by the Parties in good faith.

(b)                                 Within 15 days after such OA Acquisition Notice is delivered to Quantum, Quantum will have the option to acquire [*] of such Option Acreage on the same terms and conditions (to the extent applicable in the case of an indirect acquisition) on which such ZaZa Person acquired or will acquire the Option Acreage by providing written notice of such election to such ZaZa Person.  If Quantum fails to exercise its option within such 15-day period, Quantum shall be deemed to have made an election not to participate.

(c)                                  If Quantum elects to participate in accordance with Section 4.3(a), Quantum shall purchase a [*] share of the Option Acreage from the ZaZa Person within 15 days of its election

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

in the case of any acquisition that has already taken place, or in the case of a proposed acquisition, at the closing of such acquisition (or as promptly as practicable thereafter as such ZaZa Person may reasonably determine) (such date, the “Payment Date”).  At the closing of such purchase (an “AMI Purchase Date”), (i) Quantum will be required to pay to the ZaZa Person (or to such other Person as the ZaZa Person may designate) [*] of the Acquisition Costs and (ii) the Acquiring Party shall deliver to Quantum its [*] interest in the Option Acreage on the same terms and conditions (to the extent applicable in the case of an indirect acquisition) as such Acquiring Party is or has acquired its interest in the Option Acreage.  Each Party will be responsible for and will pay any Third Party, out-of-pocket costs of recording the assignment of its interest in the Option Acreage in the real property records of the appropriate county or township as applicable.

(d)                                 If Quantum elects not to participate in accordance with Section 4.3(a), the ZaZa Person will retain 100% of the Option Acreage, which will be excluded from the Option Area, will not be considered “Subject Assets” hereunder and will not be governed by the terms of this Agreement.

(e)                                  If a ZaZa Person acquires or seeks to acquire any additional acreage that lies partially within and partially outside of the Option Area, only the additional acreage that lies within the Option Area shall be deemed to be Option Acreage.  Any Option Acreage acquired pursuant to this Section 4.2 shall cover all depths owned or to be acquired by the ZaZa Person.

ARTICLE V
TAXES

5.1                               No Partnership.  The Parties agree that for the purposes of United States federal income taxation, they are not to be taxed as a partnership and each Party will elect to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “a”, of the Code, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder.

5.2                               Tax Information.  ZaZa shall provide Quantum, in a timely manner and at Quantum’s sole expense, with information with respect to Development Operations and Area-Wide Operations conducted by ZaZa or EOG as Quantum may reasonably request for preparation of its tax returns or responding to any audit or tax proceeding with respect to Asset Taxes.

5.3                               Responsibility for Taxes.  Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party’s share of all contract obligations under this Agreement and the Associated Agreements.  Each Party shall protect, defend, and indemnify each other Party from and against any and all Damages arising from the indemnifying Party’s failure or refusal to report and discharge such taxes or satisfy such obligations.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VI
DEFAULTS

6.1                               Certain Defaults.  In the event that either Party (a “Defaulting Party”) fails to comply in any material respect with any of its obligations under this Agreement and such failure is not remedied or cured within 30 days after receipt of a notice of such failure from the non-defaulting Party (or if such failure cannot be cured within such 30-day period but the Defaulting Party is in good faith pursuing curative efforts, then within 90 days of receipt of notice of such failure), then (i) the non-defaulting Party may provide written notice of such default (a “Default Notice”) to the Defaulting Party and (ii) in addition to (A) the remedies available to the non-defaulting Party under any Associated Agreements and (B) any and all other rights and remedies under this Agreement or at Law or in equity, the non-defaulting Party shall be entitled to exercise, in its sole discretion, any one or more of the following remedies during the period of time beginning on the date of default until the date upon which the default has been fully cured (the “Default Period”):

(a)                                 If the Defaulting Party is ZaZa and the default relates to any provision other than Section 2.6, Quantum shall have a right to exercise the Put Right in accordance with Section 2.6;

(b)                                 the non-defaulting Party may terminate this Agreement by delivering written notice of termination to the Defaulting Party, which termination will be effective 30 days after receipt of such notice of termination; and

(c)                                  the non-defaulting Party shall be entitled to seek specific performance of the Defaulting Party’s obligations under this Agreement or any Associated Agreement.

6.2                               Cumulative and Additional Remedies.  The rights and remedies granted in this ARTICLE VI shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Party, at Law, in equity or otherwise.  Each right and remedy available to the non-defaulting Party may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Party in its sole discretion.

ARTICLE VII
LAND AND GEOSCIENCE DATA

7.1                               Land and Geoscience Data.  To the extent that ZaZa is neither prohibited from sharing nor required to make payment of a fee pursuant to any Third Party agreement or applicable Law to share, ZaZa will share with Quantum, upon request, (a) all existing leasehold documentation developed or obtained by any ZaZa Person in connection with the Subject Assets, including all lease, land, title and division order files (including any available abstracts of title, title opinions and reports, and title curative documents), contracts, accounting records, correspondence, permitting, engineering, production, and well files (including any well logs) and (b) all seismic and geological data and other similar information, including drainage data, seismic surveys, information regarding fracking of wells and related information regarding the development and operation of the Subject Assets and including any interpretations, analyses and related interpretive data of ZaZa, in each case, that any ZaZa Person may possess.  ZaZa will use its reasonable efforts to obtain the consent of any applicable Third Party to disclose any such data to Quantum (to the extent applicable to Quantum’s interest in the Subject Assets at such time) if such disclosure is otherwise prohibited without such consent.  Other than with respect to amounts

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

required to be paid to obtain any necessary consent to share any information that was held by ZaZa prior to the Closing Date, which shall be borne and paid solely by ZaZa, and amounts being paid by Quantum to ZaZa pursuant to the Acquisition Agreement, the costs of acquiring, transferring or sharing any such data and information (including any fee amounts required to be paid to obtain any necessary consents) for any Subject Assets will be borne and paid pro rata by Quantum and ZaZa based on their respective Quantum/ZaZa Share.

ARTICLE VIII
TERM

8.1                               Termination.  This Agreement shall terminate upon the earliest to occur of any of the following (such date, the “Termination Date”):

(a)                                 the closing of Quantum’s exercise of the Put Right;

(b)                                 the termination of the EOG AMI in accordance with the EOG Development Agreement in the event that the Put Period has expired without Quantum delivering a Put Notice; and

(c)                                  the mutual written agreement of ZaZa and Quantum to terminate this Agreement with specific reference to this Section 8.1.

8.2                               Effect of Termination.  Upon the Termination Date, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder; provided, however, that (a) the termination of this Agreement or any provision thereof shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Article X shall survive such termination and remain in full force and effect indefinitely and (c) the provisions of Article IX shall survive such termination and remain in full force and effect for 12 months following such termination.

ARTICLE IX
CONFIDENTIALITY

9.1                               Confidentiality.

(a)                                 The Parties agree that all information related to this Agreement and the relationship between ZaZa and Quantum with respect to the Subject Assets shall be considered confidential, shall be kept confidential and shall not be disclosed during the term of this Agreement to any Person that is not a Party, except:

(i)                                     to EOG in connection with the transactions contemplated by the EOG Agreements;

(ii)                                  to an Affiliate of a Party or to its, or its Affiliates, employees, officers, directors or representatives, including, with respect to Quantum, its investors and the investors of its Affiliates;

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(iii)                               to the extent such information is required to be furnished in compliance with applicable Law, pursuant to any legal proceedings, or pursuant to any request from any Governmental Authority;

(iv)                              to prospective or actual attorneys engaged by any Party where disclosure of such information is related to such attorney’s work for such Party;

(v)                                 to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is related to such contractor’s or consultant’s work for such Party;

(vi)                              to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest;

(vii)                           to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(viii)                        to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or its Affiliates;

(ix)                              to the extent necessary to secure any Party’s rights relating to any of the Subject Assets; and

(x)                                 any information that, through no fault of a Party or its Affiliates or any person to whom such Party has disclosed such information, becomes a part of the public domain.

(b)                                 Disclosure as pursuant to Sections 9.2(a)(ii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi), and 9.2(a)(vii) shall not be made unless subject to an undertaking of confidentiality on customary terms and conditions from each Person receiving such information.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

9.2                               Publicity.  Neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authority or Third Parties holding rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliate or (iii) subject to Section 9.1, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised in a timely manner; and provided further that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

ARTICLE X
MISCELLANEOUS

10.1                        Relationship of the Parties.  The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

10.2                        Notices.

(a)                                 Generally.  All notices and communications required or permitted to be given hereunder, shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed by written confirmation, which may be by electronic mail), addressed to the appropriate Person at the address for such Person shown below:

If to ZaZa:

ZaZa Energy LLC
1301 McKinney, Suite 2850
Houston, Texas 77010
Facsimile: 713-595-1919
Attn: Chief Executive Officer (cc: CCO & General Counsel)

With a copy to:

Sidley Austin LLP
1000 Louisiana, Suite 6000
Houston, Texas 77002

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Attn: J. Mark Metts
Facsimile: (713) 495-7799

If to Quantum:

Q-Z (IV) Investment Partners, LLC
C/o Quantum Energy Partners
5 Houston Center
1401 McKinney Street, Suite 2700
Houston, TX 77010

Attention:  Philipp Pletka
Attention: Jim Baird

Fax:  (713) 452-2186

Email:  ppletka@quantumep.com
Email: jbaird@quantumep.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be.

(b)                                 Any Person may change their contact information for notice by giving written notice to the other Parties in the manner provided in Section 10.2(a).

10.3                        Expenses.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

10.4                        Waivers; Rights Cumulative.  Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

10.5                        Entire Agreement; Conflicts.  THIS AGREEMENT, THE EXHIBITS HERETO, THE ACQUISITION AGREEMENT AND THE ASSOCIATED AGREEMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY ASSOCIATED AGREEMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY ASSOCIATED AGREEMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 10.5.

10.6                        Amendment.  This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.

10.7                        Governing Law; Disputes.

(a)                                 THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b)                                 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof (“Dispute”), shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules (the “Arbitration Rules”), by a single arbitrator or a panel of arbitrators, as selected in accordance with clause (c) below, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Except as otherwise provided in the Arbitration Rules, any decision or award of the arbitrator(s) shall be final, binding and conclusive on the Parties and their respective Affiliates.  The place of arbitration shall be Houston, Texas.  The parties to any such Dispute agree to equally split the costs of any arbitration, including the administrative fee, the compensation of the arbitrator(s), and the expenses of any witnesses or proof produced at the direct request of the arbitrator(s). “Costs and fees” means all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

(c)                                  The Parties shall attempt to mutually agree on a single arbitrator; provided, however, that if the Parties are not able to mutually agree on a single arbitrator within 15 days after either Party’s receipt of an election to arbitrate from the other Party, then, within 5 days after the end of such 15-day period, each Party shall submit to the other Party the name(s) of its preferred arbitrator.  The two arbitrators shall mutually select a third arbitrator, and the three arbitrators shall serve on a panel.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(d)                                 The Parties agree that any action to compel arbitration pursuant to this Agreement may be brought in the United States District Court for the Southern District of Texas or any court of the State of Texas located in the county of Harris, Texas.  Application may also be made to such court for confirmation of any decision or award of the arbitrator(s), for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award.  Each Party hereby consents to the jurisdiction of the arbitrator(s) and of such court and irrevocably waives to the fullest extent permitted by Law (i) any objection that such Party may now or hereafter have to the jurisdiction of such arbitrator(s) and court and (ii) any claim that any action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

(e)                                  The Parties shall keep confidential any arbitration proceeding and any decisions and awards rendered by the arbitrator(s) and shall not disclose any information regarding any arbitration proceeding (including the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application as contemplated by clause (c) above, (iii) to its Affiliates or its current or prospective directors, officers, advisors, lenders, investors or acquirers, or (iv) as otherwise required by applicable Laws.

10.8                        No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than the Parties to any claims, cause of action, remedy or right of any kind.

10.9                        Successors and Permitted Assigns.  Except in connection with a Transfer permitted pursuant to Article III, no Party shall assign all or any part of this Agreement, nor shall either Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.10                 Preparation of Agreement.  The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) each Party and its respective counsel participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

10.11                 Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.12                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Either Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

10.13                 Excluded Assets.  For the avoidance of doubt, no Excluded Asset shall be subject to the terms of this Agreement or any Associated Agreement.

10.14                 Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NEITHER PARTY NOR ANY OF SUCH PARTY’S AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH PARTY, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

10.15                 Conspicuous.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

10.16                 Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[Remainder of page intentionally left blank. Signature page follows.]

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Closing Date.

ZAZA ENERGY, LLC

By:	/S/ Todd A. Brooks
Name:	Todd A. Brooks
Title:	President & Chief Executive Officer

Q-Z (IV) INVESTMENT PARTNERS, LLC

By:	/S/ Dheeraj Verma
Name:	Dheeraj Verma
Title:	Managing Director

[SIGNATURE PAGE TO DEVELOPMENT AGREEMENT]

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX I
DEFINITIONS

“Acquiring Person” has the meaning set forth in Section 4.2(a).

“Acquisition Agreement” means that certain Purchase and Sale Agreement by and between ZaZa and Quantum, dated August 21, 2014, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated September 16, 2014, by and among ZaZa, Quantum and Q-Chalk VEX II (IV) Investment Partners, as further amended in writing from time to time.

“Acquisition Costs” means the actual acquisition costs and third party expenses, including lease bonuses, broker fees, abstract costs, title opinion costs and all other third party costs of due diligence, including reasonable attorneys’ fees, incurred by the applicable Party in acquiring any Additional Interests or Option Acreage.

“Additional Assets” has the meaning set forth in Section 2.7(a).

“Additional Interests” has the meaning set forth in Section 4.2.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided, however, that with respect to Quantum, no Portfolio Company shall be considered an Affiliate of Quantum unless and until such Portfolio Company has actually received information related to this Agreement, the EOG Agreements or the development and operation of the Subject Assets jointly owned by the Parties that, in each case, Quantum is obligated to keep confidential pursuant to this Agreement, the Acquisition Agreement or the EOG Agreements.

“Agreement” has the meaning set forth in the Preamble.

“AI Acquisition Notice” has the meaning set forth in Section 4.2(a).

“AMI Purchase Date” has the meaning set forth in Section 4.3(c).

“AMI Share” means the percentage equal to 100% minus the Participating Interest of Quantum.

“Area-Wide Operation” means a seismic or other geophysical data acquisition operation, or other similar operation, including geophysical surveys, microseismic monitoring and core sampling and analysis conducted by the Parties in accordance with this Agreement with respect to the Option Area.

“Arbitration Rules” has the meaning set forth in Section 10.7(b).

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Subject Assets or the

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix I

production of hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.

“Assignment Agreement” means that certain Assignment Agreement, dated September 17, 2014, by and among EOG Resources, Inc., ZaZa Energy, LLC, ZaZa Energy Corporation and Q-Z (IV) Investment Partners, LLC.

“Associated Agreements” means, collectively, any agreements entered into by a Party and any third parties in furtherance of the conduct of Development Operations or Area-Wide Operations, and “Associated Agreement” means any of them.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Closing Date” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, or any comparable successor statute thereto, as amended.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Default Notice” has the meaning set forth in Section 6.1(a).

“Default Period” has the meaning set forth in Section 6.1.

“Defaulting Party” has the meaning set forth in Section 6.1.

“Development Operation” means any operation conducted pursuant to the Subject Assets, including operations to construct and maintain infra-structure and facilities in order to transport the Hydrocarbons produced from any wells part of the Subject Assets to the sales point.

“Dispute” has the meaning set forth in Section 10.7(b).

“EOG” has the meaning set forth in Section 2.2(a).

“EOG AMI” means the area of mutual interest identified on Exhibit A hereto.

“EOG Agreements” means the EOG Development Agreement and the EOG JOA.

“EOG Development Agreement” means that certain Third Amendment and Second Restatement of Joint Exploration and Development Agreement, dated effective March 1, 2013, by and among EOG, ZaZa Energy Corporation and ZaZa, as amended.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

“EOG JOA” means that certain Joint Operating Agreement, dated March 1, 2013, by and between EOG Operator, as operator, and certain non-operator parties thereto, including ZaZa, as amended.

“EOG Leases” means all leases included in the Subject Assets in which EOG or one of its Affiliates also owns a working interest.

“EOG Operator” means that certain affiliate of EOG designated as operator under the EOG JOA.

“Excluded Asset” has the meaning set forth in the Acquisition Agreement.

“Extension and Renewal Costs” means the costs actually incurred by Quantum pursuant with respect to the Subject Assets.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, belief, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Inclusion Right” has the meaning set forth in Section 3.4(b).

“Quantum” has the meaning set forth in the Preamble.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lease” means any oil, gas and/or mineral lease or sublease, royalty, overriding royalty, production payment, net profits interest, mineral fee interest, carried interest or other right to oil and gas in place.

“Management Fee” has the meaning set forth in Section 2.9(b).

“Marketing Transaction” has the meaning set forth in Section 2.6(a).

“Non-Acquiring Party” has the meaning set forth in Section 4.2(a).

“Non-Transferring Party” has the meaning set forth in Section 3.3(a).

“OA Acquisition Notice” has the meaning set forth in Section 4.3(a).

“Offered Interest” has the meaning set forth in Section 3.3(a).

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

“Oil and Gas Assets” means all of the following, to the extent located within the Option Area:

(a)                                 oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds (the “Leases”), subject to the depth limitations and other restrictions, if any, that may be set forth in the Leases and any applicable contracts, and all royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, reversionary interests, rights to reassignment and other rights to Hydrocarbons in, under or that may be produced from or attributable to lands located in the lands covered by the Leases (the “Lands”) and all Hydrocarbons produced from or attributable thereto;

(b)                                 All pooled, communitized or unitized acreage constituting a part of the Lands which includes all or a part of any Lease (the “Units” and together with the Lands and Leases, the “Properties”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(c)                                  All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with the ownership or operation of the Properties;

(d)                                 All equipment, machinery, tools, fixtures, compressors, meters, tanks, pumps, platforms, machinery, tools, pulling machines, boilers, buildings, field offices, facilities, pipe yards, saltwater disposal facilities, utility lines, computer and automation equipment, telecommunications equipment, field radio telemetry and associated frequencies and licenses, pressure transmitters, central processing equipment and other tangible personal property and improvements located on the Properties that are owned or leased (with respect to each such item); and

(e)                                  All contracts, agreements and instruments, to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, division and transfer orders, purchase and sale agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, drilling and other service agreements (but excluding master service agreements).

“Option Acreage” has the meaning set forth in Section 4.3(a).

“Option Area” means the counties of Walker, Grimes, Madison, Trinity and Houston, Texas; provided, however, that the Option Area shall not include any Lease or other property that is an Excluded Asset.

“Participating Interest” means, with respect to a Party, all of such Party’s working interest with respect to the Subject Assets.

“Party” and “Parties” have the meaning set forth in the Preamble.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

“Payment Date” has the meaning set forth in Section 4.3(c).

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Portfolio Company” means any direct or indirect operating portfolio company of investment funds advised or managed by Quantum Energy Partners or its Controlled Affiliates.

“Production” means, with respect to a Party, such Party’s and its Affiliates’ respective share of Hydrocarbon production from any of their interests in the Subject Assets.

“Put Notice” has the meaning set forth in Section 2.7(a).

“Put Period” means the period beginning on the second anniversary of the Closing Date and ending on the date that is the ninetieth (90th) day following the second anniversary of the Closing Date.

“Put Purchase Price” has the meaning set forth in Section 2.7(a).

“Put Right” has the meaning set forth in Section 2.7(a).

“Quantum” has the meaning set forth in the Preamble.

“Quantum/ZaZa Share” means, (a) with respect to Quantum, the percentage obtained by dividing Quantum’s Participating Interest by the sum of Quantum’s Participating Interest and ZaZa’s Participating Interest, and (b) with respect to ZaZa, the percentage obtained by dividing ZaZa’s Participating Interest by the sum of ZaZa’s Participating Interest and Quantum’s Participating Interest.

“ROFO Notice” has the meaning set forth in Section 3.3(a).

“ROFO Offer” has the meaning set forth in Section 3.3(a).

“Services” has the meaning set forth in Section 2.9(a)

“Spacing Unit” means (a) the portion of the leased premises under a Lease that would be held by production or drilling operations on a well if the Lease were otherwise to terminate and (b) if clause (a) is not applicable, a portion of the leased premises under the applicable Lease comprising (i) in the case of a vertical well, 80 acres, in the form of a square with the wellbore in the center and (ii) in the case of a horizontal well, (A) the acreage included within the proration unit plat for the well as filed by the operator of such well with the Texas Railroad Commission or (B) the acreage prescribed by the applicable field rules or orders.

“Special Interest Notice” has the meaning set forth in Section 2.8.

“Specified Original Assets” has the meaning set forth in Section 2.7(a).

“Specified Put Assets” has the meaning set forth in Section 2.7(a).

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

“Subject Assets” means all right, title and interest of the Parties within the Option Area in and to the Oil and Gas Assets in which two or more non-Affiliated Parties hold an interest, whether held on, or acquired at or after the Closing Date.

“Tag-Along Notice” has the meaning set forth in Section 3.4(b).

“Tag-Along Sale” has the meaning set forth in Section 3.4(a).

“Tag-Along Transferee” has the meaning set forth in Section 3.4(a).

“Termination Date” has the meaning set forth in Section 8.1.

“Third Party” means any Person not a Party or an Affiliate of a Party.

“Transfer” means any sale, assignment, pledge, encumbrance or other disposition by a Party of all or any part of its Participating Interest in the Subject Assets.

“Transferring Person” has the meaning set forth in Section 3.3(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“ZaZa” has the meaning set forth in the Preamble.

“ZaZa Person” means ZaZa or any of its Affiliates.

“ZaZa Specific Provisions” means the provisions of Sections 2.3, 2.6, 2.7 and 2.8.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.